Media Contact: Mark Polzin (314) 982-1758

EMERSON REPORTS FIRST QUARTER 2016 RESULTS

•	Net sales of $4.7 billion decreased 16 percent, with underlying sales down 9 percent

•	Reported earnings per share decreased 29 percent to $0.53. Adjusted earnings per share of $0.56 excludes ($0.03) for separation costs related to the strategic portfolio repositioning

•	Share repurchase of $554 million in the quarter

ST. LOUIS, February 2, 2016 – Emerson (NYSE: EMR) today announced net sales in the first quarter ended December 31, 2015 were down 16 percent, with underlying sales down 9 percent (versus up 6 percent in the prior year) excluding unfavorable currency translation of 4 percent and an impact from divestitures of 3 percent. The first quarter results reflected continued challenging economic conditions in our served markets as well as difficult comparisons. Lower oil prices continued to apply downward pressure on oil and gas spending, particularly upstream projects, as well as power generating alternators used in upstream applications. Demand in data center and telecommunications infrastructure spending was mixed. Global industrial spending remained weak and economic indicators suggest it weakened as the calendar fourth quarter progressed. Underlying sales decreased in all segments and all regions, except Europe which was flat.
Profitability decreased due to volume deleverage and unfavorable mix but was partially offset by savings from restructuring activities completed in the prior year. Adjusted earnings per share of $0.56 decreased 25 percent but were better than the Company's December expectation of $0.50. Reported earnings per share of $0.53 decreased 29 percent including expenses of ($0.03) for separation costs related to the strategic portfolio repositioning. Operating cash flow was down 15 percent to $487 million reflecting the impact of lower earnings.
"As we expected, the first quarter was impacted by many of the same trends we saw throughout fiscal 2015," said Chairman and Chief Executive Officer David N. Farr. "Although many of our end markets remain volatile, the results for the first quarter were slightly better than our expectations and we remain well positioned for a challenging 2016. Despite these difficult economic conditions, we will continue to execute on our operational plans, while diligently working to complete the portfolio repositioning actions we announced last June to create a stronger, more profitable and faster growing Emerson."

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Business Segment Highlights
Process Management net sales decreased 14 percent. Underlying sales were down 11 percent excluding unfavorable currency translation of 4 percent and a 1 percent impact from prior year acquisitions. Persistently lower, but equally important uncertain, oil prices continue to impact both operational and capital spending by end customers in the energy sector. In upstream markets, projects well under way will continue to completion, but the recent drop in oil and gas prices below $30 per barrel has placed even more pressure on future projects. Downstream power and chemical markets continue to be favorable, particularly in small and medium projects. Underlying sales in North America were down 11 percent. The U.S. was down 10 percent but did see favorable activity levels in the chemical and life sciences end markets. Europe was up 5 percent supported by small to mid-sized projects in the power and chemical industries. European companies continue to be more competitive as they benefit from the weaker Euro. Asia was down 14 percent as difficult conditions in China continued. Latin America was down 21 percent as most of the region continues to be impacted by both economic and political challenges. Middle East/Africa was down 20 percent as upstream activity remained challenging while downstream activity remained a bright spot. Segment margin decreased to 15.0 percent, reflecting volume deleverage and unfavorable mix partially offset by savings from restructuring actions. The completed and on-going restructuring actions will help to improve profit margins as the year progresses. Lower oil prices will continue to apply downward pressure on future upstream projects, but activity levels in power, chemical and life sciences markets are expected to remain favorable.
Industrial Automation net sales decreased 30 percent, with underlying sales down 15 percent as currency translation deducted 5 percent and the power transmission solutions divestiture deducted 10 percent. The first quarter results reflected continued weakness in general industrial spending, upstream oil and gas markets and European demand. Underlying sales in most regions were down, with North America down 23 percent, Europe down 6 percent, Asia down 13 percent and Middle East/Africa up 1 percent. Segment margin decreased primarily due to volume deleverage and unfavorable mix. Market conditions will remain difficult during the second quarter with an expectation for improvement in the second half of the fiscal year.
Network Power net sales decreased 6 percent, as currency translation deducted 5 percent. Underlying sales declined 1 percent reflecting mixed conditions in data center and telecommunications infrastructure spending. Underlying sales in North America were down 6 percent. Europe was flat supported by a large data center project booked in the prior year. Latin America was up 12 percent reflecting favorable data center activity levels across the region, particularly Mexico. Asia was up 1 percent as growth in Australia, India and Southeast Asia more than offset a modest decrease in China. Segment margin increased 90 basis points to 8.0 percent as savings from restructuring actions more than

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offset volume deleverage. Recent order trends have reflected improving conditions in both data center and telecommunications investment.
Climate Technologies net sales decreased 13 percent, with underlying sales down 10 percent as currency translation deducted 3 percent. Global air conditioning sales decreased driven primarily by strong demand in the prior year which resulted from U.S. residential air conditioning regulatory changes. This regulatory driven pull forward of U.S. product will have minimal impact to comparisons over the remainder of the year. Refrigeration markets grew modestly, reflecting growth in the U.S. and Asia, partially offset by softness in Europe. Underlying demand was mixed across the geographies with North America down 14 percent, Europe up 1 percent, Asia down 9 percent, Latin America down 24 percent and Middle East/Africa up 25 percent. Segment margin declined 20 basis points primarily due to volume deleverage partially offset by savings from cost reductions. Global demand in the air conditioning and refrigeration markets remains favorable supporting an outlook for modest levels of growth in 2016.
Commercial & Residential Solutions net sales decreased 18 percent. Underlying sales decreased 2 percent excluding unfavorable currency translation of 1 percent and the impact of the divestiture of the commercial storage business and transfer of a small product line to another segment together deducted 15 percent. Favorable conditions in U.S. construction markets resulted in growth in both the wet/dry vacuums and food waste disposers businesses. The professional tools business continues to be impacted by reduced levels of spending in upstream oil and gas markets. Segment margin improved 20 basis points primarily due to a favorable impact from the divestiture. Favorable trends in U.S. residential and commercial construction markets are expected to continue, supporting the outlook for modest levels of growth in 2016.

2016 Outlook
The Company expects difficult conditions to persist in our served markets during fiscal 2016. These market conditions were anticipated and have not changed the Company's view of its financial objectives that were developed heading into this fiscal year. Underlying sales for 2016 are still expected to be down approximately 2 to 5 percent excluding negative currency translation of approximately 2 percent and a 2 percent deduction from completed divestitures. Reported sales are expected to be down approximately 6 to 9 percent. Underlying sales for the second quarter are expected to decline approximately 4 to 6 percent excluding negative currency translation and an impact from divestitures of approximately 2 percent each. Reported sales for the second quarter are expected to be down approximately 8 to 10 percent. We affirm our guidance for adjusted earnings per share of approximately $3.05 to $3.25, which excludes estimated separation expenses of approximately $250 to $350 million related to the planned spinoff of Network Power and the potential divestitures of the Motors and Drives and Power Generation businesses. As a result of these lower separation costs, which were previously expected to be approximately $50 million higher, reported earnings per share are expected to be

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approximately $2.55 to $2.90. Adjusted earnings per share for the second quarter are expected to be approximately $0.60 to $0.65 excluding approximately $75 million of separation costs. Reported earnings per share are expected to be $0.49 to $0.54. We remain focused on the completion of both the restructuring programs and strategic portfolio repositioning activities that were initiated in the prior year. Our long-standing commitment to return cash flow to our shareholders will be supported by an expected increase in operating cash flow in fiscal 2016 to approximately $3 billion.
"Our first quarter results were slightly better than expected and recent order trends remain in line with our forecasts," Farr said. "As we have indicated, we expect to encounter strong economic headwinds throughout the majority of fiscal 2016 and these conditions demand we remain highly focused on controlling our costs, efficiently executing our portfolio repositioning and strategically investing in our business to best position Emerson for the return of favorable market conditions. With our priorities set for 2016, it's now up to us to execute."

Upcoming Investor Events
Today at 2:00 p.m. ET, Emerson management will discuss the first quarter results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.
On Wednesday, February 10, and Thursday, February 11, 2016, Emerson will host its annual investor conference in Austin, Texas. The conference will begin on Wednesday with facility tours starting at 2:00 p.m. CT followed by a dinner at 5:30 p.m. CT, and will continue on Thursday morning with Company presentations from 8:00 a.m. CT to approximately 1:00 p.m. CT. Access to a live webcast of the presentations will be available at www.emerson.com/financial at the time of the event. A replay of the conference will remain available for approximately three months.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include Emerson's ability to successfully complete on the terms and conditions contemplated, and the financial impact of, its strategic portfolio repositioning actions, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC. The outlook contained herein represents the Company's expectations for its consolidated results, including the expected full year results for the businesses that are the subject of the portfolio

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repositioning actions, and does not assume any gains or losses on the ultimate disposition of those businesses.
(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended December 31,		Percent
	2014	2015	Change

Net sales	$5,587	$4,713	(16)%
Costs and expenses:
Cost of sales	3,307	2,824
SG&A expenses	1,405	1,226
Other deductions, net	64	114
Interest expense, net	46	46
Earnings before income taxes	765	503	(34)%
Income taxes	236	151
Net earnings	529	352	(33)%
Less: Noncontrolling interests in earnings of subsidiaries	4	3
Net earnings common shareholders	$525	$349	(34)%

Diluted avg. shares outstanding	694.7	652.5

Diluted earnings per common share	$0.75	$0.53	(29)%

	Quarter Ended December 31,
	2014	2015
Other deductions, net
Amortization of intangibles	$55	$51
Rationalization of operations	9	13
Currency (gain)/loss	(6)	21
Repositioning costs	—	24
Other	6	5
Total	$64	$114

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		Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2014	2015
Assets
Cash and equivalents	$3,122	$3,109
Receivables, net	4,404	3,842
Inventories	2,121	1,903
Other current assets	836	840
Total current assets	10,483	9,694
Property, plant & equipment, net	3,631	3,520
Goodwill	6,940	6,601
Other intangible assets	1,649	1,467
Other	1,021	270
Total assets	$23,724	$21,552

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$3,484	$3,409
Accounts payable	2,468	2,075
Accrued expenses	2,640	2,616
Income taxes	285	102
Total current liabilities	8,877	8,202
Long-term debt	3,289	4,043
Other liabilities	2,002	1,810
Total equity	9,556	7,497
Total liabilities and equity	$23,724	$21,552

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2014	2015
Operating activities
Net earnings	$529	$352
Depreciation and amortization	207	202
Changes in operating working capital	(192)	(145)
Other, net	27	78
Net cash provided by operating activities	571	487

Investing activities
Capital expenditures	(207)	(145)
Purchase of businesses, net of cash and equivalents acquired	(143)	(6)
Other, net	(26)	(12)
Net cash used by investing activities	(376)	(163)

Financing activities
Net increase in short-term borrowings	999	861
Payments of long-term debt	(251)	(251)
Dividends paid	(326)	(310)
Purchases of common stock	(509)	(507)
Other, net	(59)	(4)
Net cash used by financing activities	(146)	(211)

Effect of exchange rate changes on cash and equivalents	(76)	(58)

Increase (decrease) in cash and equivalents	(27)	55

Beginning cash and equivalents	3,149	3,054

Ending cash and equivalents	$3,122	$3,109

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		Table 4
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2014	2015
Sales
Process Management	$2,099	$1,806
Industrial Automation	1,152	808
Network Power	1,119	1,051
Climate Technologies	900	787
Commercial & Residential Solutions	480	392
	5,750	4,844
Eliminations	(163)	(131)
Net sales	$5,587	$4,713

Earnings
Process Management	$392	$271
Industrial Automation	164	95
Network Power	79	84
Climate Technologies	126	109
Commercial & Residential Solutions	103	85
	864	644
Differences in accounting methods	58	55
Corporate and other	(111)	(150)
Interest expense, net	(46)	(46)
Earnings before income taxes	$765	$503

Rationalization of operations
Process Management	$3	$4
Industrial Automation	2	3
Network Power	1	4
Climate Technologies	2	1
Commercial & Residential Solutions	1	1
Total	$9	$13

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Reconciliations of Non-GAAP Financial Measures & Other						Table 5
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

	Process	Industrial	Network	Climate	Comm &
2016 Q1 sales change	Mgmt	Auto	Power	Tech	Res Solns	Total
Underlying*	(11)%	(15)%	(1)%	(10)%	(2)%	(9)%
Acq/Div	1%	(10)%	—%	—%	(15)%	(3)%
FX	(4)%	(5)%	(5)%	(3)%	(1)%	(4)%
Reported	(14)%	(30)%	(6)%	(13)%	(18)%	(16)%

2015 Q1 sales change	Total
Underlying*	6%
Acq/Div	(3)%
FX	(3)%
Reported	—%

Q1 earnings per share		2015	2016	Change
Reported		$0.75	$0.53	(29)%
Portfolio Repositioning Costs		—	$0.03	—
Adjusted*		$0.75	$0.56	(25)%

2016E earnings per share
Adjusted*		$3.05 to $3.25
Portfolio Repositioning Costs		($0.50 to $0.35)
Reported		$2.55 to $2.90

Q2E earnings per share
Adjusted*		$0.60 to $0.65
Portfolio Repositioning Costs		$(0.11)
Reported		$0.49 to $0.54

2016E sales change			Q2E sales change
Underlying*	~(5)-(2)%		Underlying*		~(6)-(4)%
Acq/Div	~(2)%		Acq/Div		~(2)%
FX	~(2)%		FX		~(2)%
Reported	~(9)-(6)%		Reported		~(10)-(8)%

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

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